Exhibit 4.4

                               AMENDMENT NO. 1 TO
                  DIGNITY PARTNERS, INC. 1995 STOCK OPTION PLAN

                     (Adopted by the Compensation Committee
                and the Board of Directors on February 12, 1997)

A. The definition of "Committee" contained in Section 2 of the Dignity Partners, Inc. 1995 Stock Option Plan is hereby amended and restated to read in its entirety as follows:

                  "Committee" means the committee of the Board, as the case may be, administering the Plan pursuant to the provisions of Section 11(a).

B. Section 4(j) of the Dignity Partners, Inc. 1995 Stock Option Plan is hereby amended and restated to read in its entirety as follows:

         (j) Each grant shall be evidenced by an agreement, which shall (I) be executed on behalf of the Corporation by any officer thereof and delivered to and accepted by the Optionee, (II) contain such terms and provisions as the Committee may determine consistent with this Plan, and (III) specify the manner in which the Options granted thereunder may be transferred and the persons entitled to exercise such Options. Any such agreement may provide that the Option shall not be transferable other than by will or the laws of descent and distribution.

C. Section 11(a) of the Plan is amended and restated to read in its entirety as follow:

         (a) This Plan shall be administered (i) by a committee of the Board which is comprised solely of two or more Non-Employee Directors (as that term is defined in Rule 16b-3), or (ii) at any time that such a committee does not exist and cannot be created, by the entire Board (in which case all references in the Plan to the Committee shall refer to the Board).

D. Section 12(a) of the Plan is hereby amended and restated to read in its entirety as follows:

         (a)  This  Plan  may be  amended  from  time to time by the  Committee;
         provided, however, that except as provided in Section 6, no such amendment shall increase the number of Common Shares specified in
         Section 3(a).

E. Section 11(f) of the Plan is amended and restated to read in its entirety as follows:

         (f) To the extent that any provisions of this Plan would prevent any Option that was intended to qualify as a Tax-qualified Option from so qualifying, any such provision shall be null and void with respect to any such Option; provided, however, that any such provision shall remain in effect with respect to other Options, and there shall be no further effect on any provision of this Plan.